[SYPRIS LOGO APPEARS HERE]  Exhibit 99

For more information, contact:	For Immediate Release
David D. Johnson
Chief Financial Officer
(502) 329-2000

SYPRIS REPORTS THIRD QUARTER EARNINGS

BOOKINGS INCREASE 11% TO $222 MILLION FOR 2003

LOUISVILLE, Ky. (Oct. 22, 2003) – Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported third quarter earnings of $0.05 per diluted share compared to $0.24 per diluted share for the third quarter in 2002. Net income for the third quarter was $0.7 million compared to $3.5 million for the same quarter in 2002. The Company reported revenue of $68.9 million compared to $70.8 million for the prior year period.

For the nine months ended September 28, 2003, the Company reported earnings of $0.33 per diluted share compared to $0.61 per diluted share for the prior year period, while net income was $4.7 million compared to $8.2 million for the prior year period, which included an increase in the Company’s effective tax rate to 37.5% from 32.0% for the first nine months of 2002. The Company reported revenue for the first nine months of $198.4 million compared to $206.8 million for the same period in 2002.

“The financial results for the third quarter reflect one of the most challenging periods for Sypris in recent memory,” said Jeffrey T. Gill, president and chief executive officer. “Shipment delays, inventory rebalancing, and a variety of unexpected warranty, contract and maintenance expenses had a negative impact on the Company’s financial performance during the period. Fortunately, we believe the majority of these events to be of a nonrecurring or unusual nature and expect Sypris to return to historic levels of profitability within the next few quarters.”

“Despite the Company’s recent shortfall, we continued to make progress across a number of important fronts. Net bookings increased 11% to $71.8 million when compared to the prior year quarter, resulting in a year-to-date increase in net bookings of 11% to $222.1 million when compared to the first nine months of 2002. Backlog increased approximately 15% to a record $178.2 million and the Company’s balance sheet remained in excellent shape, with $96 million of credit and cash available to support additional growth initiatives.”

“The recent announcement of the proposed outsourcing arrangement with Dana, which is expected to generate an estimated $1 billion of revenue over the 8-year term of the agreement, is indicative of the opportunities available to Sypris. In return for a long-term supply contract, Sypris proposes to purchase manufacturing operations from Dana in Morganton, North Carolina and Toluca, Mexico, which will then be used to supply Dana and other customers with manufacturing services.”

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101 Bullitt Lane, Suite 450, Louisville, Kentucky 40222 • (502) 329-2000 • Fax (502) 329-2050 • www.sypris.com

Sypris Solutions Reports Third Quarter Earnings

Oct. 22. 2003

The Industrial Group

Revenue for the Industrial Group was $22.4 million in the third quarter compared to $24.4 million for the prior year period, reflecting lower shipments to Visteon as a result of extended shutdowns and Dana’s decision to rebalance inventory. Gross profit for the quarter was $1.4 million compared to $3.7 million for the same period in 2002, driven in large part by the decline in volume, but also impacted by several issues at the Company’s Ohio manufacturing facility, including the loss of five production days due to the electricity blackout, increased scrap and manufacturing variances that accompanied the sudden shutdown of the plant during the blackout, and unplanned major maintenance on several important pieces of equipment. In addition, production efficiencies for automated equipment in the Company’s Louisville plant remained below target levels and contributed to the shortfall.

For the nine months ended September 28, 2003, revenue for the Industrial Group increased 5% to $70.7 million from $67.1 million in the prior year period, reflecting year over year growth in shipments to ArvinMeritor, Dana and Visteon. Gross profit for the first nine months was $7.4 million compared to $10.1 million for the prior year period, primarily as a result of the decline in profitability experienced during the third quarter, but also reflecting the higher concentration of lower margin Class 5-7 truck components during the second quarter of this year.

Gill added, “Our Industrial Group was confronted by a variety of unexpected issues during the quarter, but responded aggressively to insure that the needs of our customers continued to be met. The costs of doing so were reflected in the financial results for the quarter, but we believe that the one-time impact of these events is behind us and with schedules firming, we remain optimistic about the future with bookings increasing 30% compared to the third quarter of 2002 and backlog rising 18% to a record $47.3 million compared to the prior year period.”

The Electronics Group

Revenue for the Electronics Group was $46.5 million in the third quarter compared to $46.3 million for the prior year period, reflecting the steady shipments for this important business segment. Gross profit for the quarter was $8.2 million compared to $10.2 million in the same period in 2002, primarily as a result of unplanned warranty costs on an end-of-life program, expenses incurred to successfully resolve certain technical issues on a program for an important customer and lower revenue due to a delay in AMRAAM shipments.

For the nine months ended September 28, 2003, revenue for the Electronics Group was $127.7 million compared to $139.7 million for the prior year period, reflecting delayed shipments under the AMRAAM and Apache programs, and softer demand for our test and measurement business. Gross profit for the first nine months was $25.2 million compared to $27.9 million for the prior year period, primarily reflecting the impact of the decline in revenue for the group and the unexpected expenses incurred during the third quarter.

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Sypris Solutions Reports Third Quarter Earnings

Oct. 22. 2003

“Net bookings for our Electronics Group increased approximately 4% compared to the third quarter of 2002, while backlog rose 13% to $131 million compared to the prior year period,” said Jeffrey T. Gill. “With the recent passage of the 2004 Defense Appropriations bill by both houses of Congress, the long-term outlook for our Electronics Group remains bright, but we must work through short-term schedule changes and delays as our customers adopt new technology for major programs such as the AMRAAM. We remain optimistic that we will recapture most if not all of this delayed revenue during the first half of 2004.”

Outlook

Gill added, “Although we believe most of the events of the third quarter to be of a nonrecurring or unusual nature, we also believe that it is prudent to approach the outlook for the balance of the year with some caution. We are therefore forecasting earnings for the fourth quarter of 2003 to be in the range of $0.20 to $0.22 per diluted share, assuming 14.9 million weighted average shares outstanding, compared to the $0.23 per diluted share on 14.5 million weighted average shares outstanding for the prior year quarter. Revenue for the period is expected to be in the range of $73 to $75 million versus $66.7 million for the fourth quarter of 2002.”

“For the full year 2003, we now expect earnings to be in the range of $0.52 to $0.55 per diluted share, assuming 14.6 million weighted average shares outstanding, compared to $0.84 per diluted share for 2002 on 13.7 million weighted average shares outstanding. Revenue for 2003 is expected to be in the range of $268 to $272 million versus $273 million for 2002.”

“As we look to the future, we believe that we have placed many of the issues described previously firmly behind us. The forecast for the medium and heavy-duty truck market continues to strengthen, with the October 2003 forecast by ACT Publications predicting a 31% increase in production for 2004. The early approval of the 2004 Defense Appropriations bill is a full two months ahead of 2003 and four months ahead of 2002, the result of which should smooth out the flow of funds to important programs.”

“Based upon our strong backlog and the improving outlook for our two major markets, we believe that revenue for 2004, without taking into effect any of the financial results anticipated to be generated from the proposed Dana outsourcing agreement which we expect to be accretive in 2004, will be in the range of $300 to $315 million, while earnings will be in the range of $0.95 to $1.05 per diluted share, based upon 15.1 million weighted average shares outstanding. We will update this guidance for the Dana contract once any agreement is consummated, which is expected to occur later this year.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

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Sypris Solutions Reports Third Quarter Earnings

Oct. 22. 2003

This press release may contain projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. These factors include the Company’s discovery of unexpected material issues during due diligence; the failure to agree on the final terms of a definitive agreement or a long-term supply agreement or either party’s breach of those agreements; dependence on the Company’s current management; the risks and uncertainties present in the Company’s business, including: changes in laws or regulations or in the Company’s regulatory authorization, security clearances, or other legal capabilities to conduct its business; business conditions and growth or contraction in the general economy and the electronics and industrial markets served by the Company; competitive factors and price pressures; labor relations; availability of third party component parts at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; changes in product mix; cost and yield issues associated with the Company’s manufacturing facilities; the ability to successfully manage growth or contraction; access to capital on favorable terms as needed for operations or growth; the effects (including possible increases in the cost of doing business) resulting from future war and terrorists activities or political uncertainties; performance of the Company’s pension fund portfolios; revisions in estimated costs related to certain contracts; risks of litigation, adverse regulatory actions, or other governmental sanctions; as well as other factors included in the Company’s periodic reports filed with the Securities and Exchange Commission.

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Sypris Solutions Reports Third Quarter Earnings

Oct. 22, 2003

SYPRIS SOLUTIONS, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share amounts)

	Three Months Ended
	Sept. 28, 2003	Sept. 29, 2002
Revenue	$68,898	$70,757
Net income	$686	$3,534
Earnings per common share:
Basic	$0.05	$0.25
Diluted	$0.05	$0.24
Weighted average shares outstanding:
Basic	14,241	14,121
Diluted	14,799	14,621

	Nine Months Ended
	Sept. 28, 2003	Sept. 29, 2002
Revenue	$198,434	$206,799
Net income	$4,744	$8,164
Earnings per common share:
Basic	$0.33	$0.64
Diluted	$0.33	$0.61
Weighted average shares outstanding:
Basic	14,221	12,763
Diluted	14,562	13,373

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Sypris Solutions Reports Third Quarter Earnings

Oct. 22, 2003

SYPRIS SOLUTIONS, INC.

CONSOLIDATED INCOME STATEMENTS

(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002
	(Unaudited)		(Unaudited)
Net revenue:
Electronics Group	$46,468	$46,341	$127,701	$139,714
Industrial Group	22,430	24,416	70,733	67,085

Total net revenue	68,898	70,757	198,434	206,799
Cost of sales:
Electronics Group	38,304	36,111	102,515	111,779
Industrial Group	21,025	20,672	63,358	57,035

Total cost of sales	59,329	56,783	165,873	168,814

Gross profit	9,569	13,974	32,561	37,985
Selling, general and administrative	6,925	7,522	20,110	21,224
Research and development	1,030	773	3,118	2,536
Amortization of intangible assets	67	21	109	75

Operating income	1,547	5,658	9,224	14,150
Interest expense, net	384	470	1,417	2,212
Other expense (income), net	65	(9)	217	(69)

Income before income taxes	1,098	5,197	7,590	12,007
Income tax expense	412	1,663	2,846	3,843

Net income	$686	$3,534	$4,744	$8,164

Earnings per common share:
Basic	$0.05	$0.25	$0.33	$0.64
Diluted	$0.05	$0.24	$0.33	$0.61
Dividends declared per common share	$0.03	$0.03	$0.09	$0.03
Weighted average shares outstanding:
Basic	14,241	14,121	14,221	12,763
Diluted	14,799	14,621	14,562	13,373

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Sypris Solutions Reports Third Quarter Earnings

Oct. 22, 2003

SYPRIS SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	September 28, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,641	$12,403
Accounts receivable, net	42,286	37,951
Inventory, net	63,154	64,443
Other current assets	7,905	9,187

Total current assets	125,986	123,984
Property, plant and equipment, net	83,537	75,305
Goodwill	14,277	14,277
Other assets	10,359	10,039

	$234,159	$223,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,392	$23,356
Accrued liabilities	16,530	16,035
Current portion of long-term debt	8,000	7,000

Total current liabilities	48,922	46,391
Long-term debt	33,000	30,000
Other liabilities	10,536	10,179

Total liabilities	92,458	86,570
Stockholders’ equity:
Preferred stock, par value $.01 per share, 981,600 shares authorized; no shares issued	—	—
Series A preferred stock, par value $.01 per share, 18,400 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $.01 per share, 30,000,000 shares authorized; 14,264,242 and 14,158,077 shares issued and outstanding in 2003 and 2002, respectively	143	142
Additional paid-in capital	83,423	82,575
Retained earnings	60,484	57,017
Accumulated other comprehensive income (loss)	(2,349)	(2,699)

Total stockholders’ equity	141,701	137,035

	$234,159	$223,605

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Sypris Solutions Reports Third Quarter Earnings

Oct. 22, 2003

SYPRIS SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	September 28, 2003	September 29, 2002
	(Unaudited)
Cash flows from operating activities:
Net income	$4,744	$8,164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,387	8,367
Other noncash charges	685	873
Changes in operating assets and liabilities:
Accounts receivable	(4,494)	(1,186)
Inventory	1,031	(1,029)
Other assets	1,424	(358)
Accounts payable	1,517	7,656
Accrued liabilities	858	(1,938)

Net cash provided by operating activities	15,152	20,549
Cash flows from investing activities:
Capital expenditures	(16,983)	(16,891)
Purchase of the net assets of acquired entities	(1,520)	—
Proceeds from sale of assets	15	234
Changes in nonoperating assets and liabilities	172	(798)

Net cash used in investing activities	(18,316)	(17,455)
Cash flows from financing activities:
Net increase (decrease) in debt under revolving credit agreements	4,000	(57,500)
Cash dividends paid	(1,275)	—
Proceeds from issuance of common stock	677	56,526

Net cash provided by (used in) financing activities	3,402	(974)

Net increase in cash and cash equivalents	238	2,120
Cash and cash equivalents at beginning of period	12,403	13,232

Cash and cash equivalents at end of period	$12,641	$15,352

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